DATED THIS 16 DAY OF March 2026

DATO' LING TIUNG LENG (STANLEY LING)
(IC/Passport No.: 650517-13-5413)

(“**Vendor**”)

and

MOBILE-HEALTH NETWORK SOLUTIONS
(Registration No CT-313720)

(“**Purchaser**”)

and

PP GRID SDN. BHD. (PPG)
(Registration No. 200801039254)

(“**Company**”)

SALE AND PURCHASE AGREEMENT
relating to 100% of the issued share capital of

PP GRID SDN. BHD.

Contents

THIS AGREEMENT (“**Agreement**”) is made on **16 March 2026**

BETWEEN:

(1) **LING TIUNG LENG, DATO' (STANLEY LING)** (the “**Vendor**”), IC/Passport No.: 650517-13-5413, No. 46, Jalan Khun Phin, 4 1/2 Mile Jalan Penrissen, 93250 Kuching, Sarawak, being a 100% shareholder of PPG.

(2) **MOBILE-HEALTH NETWORK SOLUTIONS** (the “**Purchaser**”), Registration No CT-313720, a company incorporated in Cayman Islands with its registered office at 2 Venture Drive, #07-08 Vision Exchange, Singapore 608526; and

(3) **PP GRID SDN. BHD.** (the “**Company**” or “**PPG**”), Registration No. 200801039254 (840602-A), a company incorporated in Malaysia, with its registered office at 19B, Jalan Tapah, Off Jalan Goh Hock Huat, Klang, 41400 Selangor,

(collectively, the “**Parties**” and each, a “**Party**”).

1. BACKGROUND

1.1 **Vendor ownership.** The Vendor is the legal and beneficial owner of all issued shares in the Company (the "Sale Shares"), representing 100% of its issued share capital.

1.2 **MOU deposit.** The Purchaser and the Vendor entered into a **Memorandum of Understanding dated 19 November 2025** ("MOU") under which the Purchaser paid a refundable deposit of US$1,500,000 to the Vendor.

1.3 **Conversion of deposit.** The Parties agree that the MOU deposit shall be converted into the Initial Consideration forming the Purchase Consideration on Completion, subject to the Clawback provisions herein.

1.4 **IRIX acquisition.** The Vendor shall procure, prior to Completion, the acquisition of at least 96.5% of the issued shares in IRIX Properties Sdn. Bhd. (or such entity holding title to Lot 728, Block 3, Salak Land District, Kuching) (the "IRIX Shares" and "Kuching Land" respectively), for the development of a 25MW data centre.

1.5 **Listing objective.** The ultimate commercial objective is to list a Cayman Islands special purpose vehicle ("SPV") on a recognised stock exchange to raise funds for AI data-centre development. The Parties shall cooperate in good faith toward this Listing, subject to applicable law.

1.6 **MOU cessation.** Upon Completion, the MOU shall cease to have effect except for provisions that by their nature survive Completion or are expressly preserved herein.

2. INTERPRETATION

2.1 In this Agreement the following terms have the meanings set out below:

"Account Payables"	The account payables of the Target Group as set out in Schedule 1, Part 2.
"Audited Financial Statements"	Audited financial statements of the Target Group for financial years ended 30 June 2024 and 30 June 2025.
"Business Day"	A day (other than Saturday, Sunday or public holiday) on which banks are open in Singapore.
"Clawback"	Has the meaning in Clause 7.4.
"Completion"	Completion of the sale and purchase of the Sale Shares per Clause 6.
"Completion Date"	Has the meaning in Clause 6.1.
"Conditions"	The conditions precedent in Clause 4.1.
"Definitive Agreements"	This Agreement, the share transfer instruments and share certificates for the Sale Shares, the share transfer instruments and share certificates for the IRIX Shares, and any other instruments executed by the Parties to give effect to the Transactions.
"Encumbrance"	Any charge, mortgage, lien, pledge, option, right of pre-emption, right of first refusal or other third-party security interest.
"Financial Statements"	The Target Group's financial statements as of the latest practicable date and the Audited Financial Statements, prepared in accordance with generally accepted accounting principles.
"Initial Consideration"	US$1,500,000, being the MOU deposit converted into consideration, subject to Clawback per Clause 7.4.
"IRIX Shares"	96.5% of the issued shares in IRIX Properties Sdn. Bhd. (or entity holding title to the Kuching Land), to be acquired prior to Completion.
"Kuching Land"	Lot 728, Block 3, Salak Land District (or such other parcel identified in the IRIX term sheet), suitable for a 25MW data centre.
"Long Stop Date"	**12 months** from the date of this Agreement, or such later date as the Parties may agree in writing.
"Material Creditor"	Any creditor (other than ordinary trade creditors) whose outstanding indebtedness exceeds **US$5,000** or is identified in Schedule 1 as material.
"MOU"	Memorandum of Understanding dated 19 November 2025 between the Vendor and Purchaser.
"Purchase Consideration"	The Initial Consideration.
"Sale Shares"	All issued and outstanding shares in the capital of the Company.
"SIAC"	Singapore International Arbitration Centre.
"SPV"	The Cayman Islands special purpose vehicle to be established to acquire the Company and hold data-centre assets.
"Target Group"	The Company, IRIX Properties Sdn. Bhd. and any subsidiaries holding data-centre interests, including interests in the Kuching Land.

2.2 References to Clauses and Schedules are to clauses and schedules of this Agreement. Words importing the singular include the plural and vice versa. Headings are for convenience only. References to a person include bodies corporate and unincorporated associations. References to writing include email. All warranties, representations and obligations given by the Vendor are given jointly and severally.

3. SALE AND PURCHASE

3.1 Subject to the terms of this Agreement, the Vendor sells and the Purchaser purchases the Sale Shares, free from all Encumbrances, together with all rights attaching thereto on Completion, including the right to receive dividends declared on or after Completion.

3.2 The consideration is the **Initial Consideration of US$1,500,000** only, being the MOU deposit converted into the Purchase Consideration. No shares in Mobile-Health Network Solutions or any other entity shall be issued as consideration.

4. CONDITIONS PRECEDENT

4.1 Completion is conditional upon satisfaction or waiver (per Clause 4.3) of all of the following by the Long Stop Date:

(a) Execution and delivery of the Definitive Agreements by the relevant parties;

(b) Vendor acquiring the IRIX Shares (at least 96.5%) and transferring or securing the Purchaser's rights to develop the Kuching Land, free from material Encumbrances;

(c) All material permits, licences and approvals for the 25MW data centre on the Kuching Land obtained and valid, or binding arrangements in place to secure them post-Completion;

(d) Account Payables of the Target Group (as declared in Schedule 1) verified, accurate and settled or provided for to the Purchaser's reasonable satisfaction;

(e) Each Material Creditor's loan settled in full or provided for to the Purchaser's reasonable satisfaction;

(f) All shareholders' loans, convertible notes and dilutive instruments cleared or provided for to the Purchaser's reasonable satisfaction;

(g) Company providing copies of corporate resolutions and documents for all share allotments and transfers since incorporation;

(h) Satisfactory completion of financial and legal due diligence reviews of the Target Group ("Due Diligence Reviews") and remediation of all material issues, risks or defects ("Material DD Issues") identified therein, evidenced in writing to the Purchaser;

(i) Tax clearance certificates obtained for any Target Group Companies; and

(j) No material adverse change in the Target Group's prospects, operations or financial condition before the Completion Date.

(k) The Vendor having obtained, at his sole cost, all approvals, consents, exemptions and waivers required under applicable Malaysian laws and regulations governing foreign ownership of Malaysian companies and Malaysian property (including without limitation the National Land Code 1965, MIDA guidelines, EPU approval requirements, the Companies Act 2016 (Malaysia), and any Sarawak state land authority requirements) (together, "Malaysian Foreign Ownership Restrictions") necessary to permit: (i) the transfer of the Sale Shares in PPG to the SPV; (ii) the transfer of the IRIX Shares into PPG; and (iii) the SPV's indirect foreign ownership of IRIX Properties Sdn. Bhd. and the Kuching Land through the chain SPV → PPG → IRIX Properties Sdn. Bhd. → Kuching Land, free from any restriction, prohibition or condition that would prevent or materially impair Completion or the Purchaser's intended use and development of the Kuching Land, and the Vendor having delivered to the Purchaser certified copies of all such approvals and consents as evidence of full regulatory clearance.

4.2 The Vendor shall use all reasonable endeavours to satisfy Conditions 4.1(b) to 4.1(k) by the Long Stop Date. The Purchaser shall use reasonable endeavours for conditions within its responsibility.

4.3 The Purchaser may waive any Condition (except those which by law cannot be waived) by written notice to the Vendor.

4.4 If the Conditions are not satisfied or waived by the Long Stop Date, this Agreement shall lapse (except for surviving provisions). The Vendor shall refund the Initial Consideration of US$1,500,000 (the "Refund Amount") within three (3) Business Days of lapse, by wire transfer. The Vendor shall bear all bank and transfer fees. The obligation to refund survives lapse. The Purchaser may set off any amounts owed by the Vendor against the Refund Amount. Refund is without prejudice to any other Purchaser rights.

4.5 Within five (5) Business Days of satisfaction of all Conditions, the Vendor and Company shall deliver a written Conditions Satisfaction Notice confirming satisfaction or waiver of all Conditions and reconfirm on the Completion Date that Conditions 4.1(b) to 4.1(k) remain satisfied.

5. PRE-COMPLETION OBLIGATIONS

5.1 **Conduct of Business.** Between the date of this Agreement and the Completion Date, the Vendor and Company shall procure that each Target Group Company: (a) carries on business in the ordinary course; (b) maintains and insures its assets; (c) pays taxes and liabilities as they fall due; and (d) maintains adequate cash to carry on its business.

5.2 **Restrictions**. Without the Purchaser's prior written consent, the Vendor and Company shall not: create Encumbrances; issue shares; enter material contracts outside the ordinary course; change accounting policies; declare dividends; incur capital expenditure above US$5,000; or enter related-party transactions.

5.3 **Kuching Land and IRIX Structure.** The Parties acknowledge that the Kuching Land is legally held by IRIX Properties Sdn. Bhd. and that the intended acquisition structure proceeds as follows: (i) the Vendor shall procure that the IRIX Shares (representing at least 96.5% of the issued share capital of IRIX Properties Sdn. Bhd., which holds legal and beneficial title to the Kuching Land) are transferred to and held by PPG (the Company), such that IRIX Properties Sdn. Bhd. becomes a 96.5% owned subsidiary of PPG carrying with it the Kuching Land; and (ii) upon Completion, the SPV acquires the Sale Shares in PPG, thereby indirectly holding PPG,

IRIX Properties Sdn. Bhd. and the Kuching Land through the chain: SPV → PPG → IRIX Properties Sdn. Bhd. → Kuching Land.

In furtherance of this structure, the Vendor shall, at his cost: (a) procure the transfer of the IRIX Shares into PPG prior to Completion, ensuring IRIX Properties Sdn. Bhd. (and with it the Kuching Land) becomes a direct subsidiary of PPG free from material Encumbrances, or otherwise secure the Purchaser's development rights over the Kuching Land by binding arrangements acceptable to the Purchaser; (b) deliver to the Purchaser all share transfer instruments, board resolutions and supporting documents evidencing the transfer of the IRIX Shares into PPG, together with copies of all material permits, licences and approvals for the 25MW data centre and evidence of their validity and transferability; (c) procure binding interim arrangements (including escrow, indemnities or completion covenants) acceptable to the Purchaser for any permit or approval not obtainable before Completion; and (d) resolve all outstanding land cost balances, complete any required payments to the relevant land authority, and remove or provide for all material encumbrances affecting the Kuching Land prior to or as part of the transfer of the IRIX Shares into PPG.

5.4 **SPV**. On Completion, the SPV shall acquire the Sale Shares in PPG such that the resulting ownership chain is: SPV → PPG (the Company) → IRIX Properties Sdn. Bhd. → Kuching Land. The Vendor shall ensure that, prior to Completion: (a) the IRIX Shares have been validly transferred into and are held by PPG, with IRIX Properties Sdn. Bhd. as a direct subsidiary of PPG; and (b) the Kuching Land is legally and beneficially held by IRIX Properties Sdn. Bhd., free from material Encumbrances, with all necessary permits in place or secured by binding arrangements acceptable to the Purchaser, such that the SPV will on Completion indirectly hold and be entitled to develop the Kuching Land through the above chain.

5.5 **Due Diligence.** The Purchaser's obligation to commence the Due Diligence Reviews is conditional on PPG having acquired at least 96.5% of the IRIX Shares. Upon completion of that acquisition, the Vendor shall deliver written confirmation, whereupon the Purchaser shall procure comprehensive Due Diligence Reviews at its cost. The Vendor shall provide full cooperation and access. If Material DD Issues are identified, the Vendor shall remediate them at its cost and deliver documentary evidence (settlement agreements, waivers, regulatory confirmations and a signed certificate) of clearance to the Purchaser prior to the Conditions Satisfaction Notice. If any Material DD Issue cannot be fully remedied before Completion, the Vendor shall procure binding interim arrangements acceptable to the Purchaser.

5.6 **Information.** The Company shall provide the Purchaser with financial statements, management accounts, budgets, cap table, noteholder register and other information as reasonably requested.

5.7 **Malaysian Foreign Ownership Restrictions**. The Vendor shall, at his sole cost, take all steps necessary to satisfy Condition 4.1(k), including: (a) engaging the relevant Malaysian federal and state authorities (including MIDA, EPU and the Sarawak Land and Survey Department) and paying all fees, levies and charges required to obtain the necessary approvals; (b) effecting any restructuring of the ownership of PPG or IRIX Properties Sdn. Bhd. required by any authority to achieve regulatory compliance, provided such restructuring does not, without the Purchaser's prior written consent, materially alter the Purchaser's economic benefit or control over the Target Group or the Kuching Land; and (c) if any required approval cannot be obtained before the Long Stop Date despite reasonable endeavours, promptly notifying the Purchaser and cooperating in good faith to agree an alternative compliant structure (such as a trust, joint venture or nominee arrangement), at the Vendor's cost, to preserve the commercial objective of the transaction. The Vendor shall indemnify the Purchaser and the Target Group against all losses, costs and

liabilities arising from any breach of the Malaysian Foreign Ownership Restrictions due to the Vendor's failure to comply with this Clause 5.7.

6. COMPLETION

6.1 **Completion Date.** Subject to Clause 4 (Conditions), Completion shall occur within ten (10) Business Days of the Purchaser receiving the Conditions Satisfaction Notice, or such other date as the Parties may agree in writing (the "Completion Date").

6.2 **Vendor's Deliverables.** On the Completion Date the Vendor shall deliver to the Purchaser: (a) duly executed and stamped share transfer forms and share certificates for the Sale Shares in PPG; (b) certified copies of all corporate approvals and resolutions to effect the sale of the Sale Shares to the SPV; (c) evidence that the IRIX Shares have been validly transferred into PPG (such that IRIX Properties Sdn. Bhd. is a direct subsidiary of PPG holding legal and beneficial title to the Kuching Land), or binding arrangements in place acceptable to the Purchaser securing equivalent effect; (d) copies of share transfer instruments, register of members and board resolutions of PPG evidencing PPG's ownership of the IRIX Shares; (e) director resignation letters and new appointment resolutions as notified by the Purchaser not less than ten (10) Business Days prior to Completion; (f) banker authority revocations and new authorities as requested; and (g) tax clearance certificates for the Target Group Companies.

6.3 **Consideration**. The **Initial Consideration of US$1,500,000** (being the MOU deposit converted) shall be retained by the Vendor on Completion, subject to the Clawback provisions in Clause 7.4. No shares shall be issued as consideration.

6.4 **Simultaneous Performance.** Completion is conditional on both Parties performing their respective obligations simultaneously. Neither Party is obliged to complete unless the other does so.

6.5 **Post-Completion Filings.** Each Party shall, at its own cost, make all filings and registrations required by applicable law.

6.6 **Breach of Completion Obligations**. If a Party fails to comply with any material Completion obligation, the non-defaulting Party may: (a) terminate this Agreement (other than surviving provisions); (b) effect Completion so far as practicable and fix a later date for outstanding obligations; or (c) fix a new Completion Date not more than twenty (20) Business Days later (which deferral may occur only once).

7. POST-COMPLETION, AUDIT AND CLAWBACK

7.1 **Post-Completion Cooperation.** For 12 months after Completion, the Vendor shall provide reasonable assistance to the Purchaser and Target Group to effect integration and assist with Kuching Land development, including executing documents and providing information as reasonably requested.

7.2 **Third-Party Disclosures**. The Vendor shall fully disclose all third-party arrangements, licences and network agreements affecting the Target Group's operations, and procure any necessary consents or novations.

7.3 **Post-Completion Audit.** Within 12 months of Completion, the Purchaser may conduct an audit of the Target Group's financial records, contracts and permits to verify compliance with this Agreement.

7.4 **Clawback.** If the Post-Completion Audit reveals any material inaccuracy in the Vendor's representations and warranties, or any failure to procure the IRIX Shares, the Kuching Land transfer or the necessary permits (each a "Clawback Trigger"), the Purchaser may require the Vendor to repay all or part of the Initial Consideration (the "Clawback Amount"), or take such other remedial action as the Parties may agree. The mechanism for calculation and resolution shall be as agreed between the Parties. Disputes arising under this Clause shall be resolved per Clause 10.7.

8. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

8.1 **Vendor Warranties.** The Vendor warrants to the Purchaser, as at the date of this Agreement and as at the Completion Date, that the warranties in Schedule 2 are true, accurate and not misleading.

8.2 **Company Warranties.** The Company warrants to the Purchaser that the warranties in Schedule 2 are true, accurate and not misleading.

8.3 **Purchaser Warranties.** The Purchaser warrants to the Vendor that: (a) it is validly incorporated and has full power and authority to enter into and perform this Agreement; (b) it has or will have sufficient funds to pay the Purchase Consideration; and (c) no shares in Mobile-Health Network Solutions or any other entity will be issued as consideration.

8.4 **Due Diligence Warranty.** The Vendor warrants that all Material DD Issues identified in the Due Diligence Reviews have been fully remedied and cleared, and that all required evidence and certificates have been delivered to the Purchaser. This warranty survives Completion.

8.5 **Survival**. Warranties survive Completion for the periods specified in Schedule 3 and are subject to the limitations in that Schedule.

9. INDEMNITIES

9.1 **Vendor Indemnity**. The Vendor shall indemnify and keep indemnified the Purchaser and the Target Group against all losses, costs, damages and liabilities arising from any breach of the Vendor's warranties, representations or covenants, subject to the limitations in Schedule 3.

9.2 **Tax Indemnity**. The Vendor shall indemnify the Purchaser against any Tax liabilities of the Target Group arising from periods prior to Completion, except to the extent disclosed in the Financial Statements or otherwise agreed in writing.

9.3 **Procedure**. All indemnity claims shall follow the notice, mitigation and settlement procedure in Schedule 3.

10. MISCELLANEOUS

10.1 **Confidentiality**. Each Party shall keep confidential all information received from the other in connection with this Agreement, except to the extent disclosure is required by law, regulatory authority, or is made to professional advisers or financiers bound by equivalent confidentiality obligations.

10.2 **MOU Termination**. Upon Completion, the MOU shall cease and be of no further effect, except for provisions that by their nature survive or are expressly preserved by this Agreement.

10.3 **Listing**. The Parties record their mutual objective that the SPV be listed on a recognised stock exchange. Each Party shall cooperate in good faith to take commercially reasonable steps to pursue the Listing, subject to market conditions and regulatory approvals.

10.4 **Notices**. All notices shall be in writing and delivered by hand, courier, registered post or email to the addresses in Schedule 4. A notice is effective: one (1) Business Day after posting (registered post); at delivery (hand/courier); or at time of transmission (email), provided delivery after 6 p.m. on a Business Day is deemed received at 9 a.m. the next Business Day.

10.5 **Assignment**. Neither Party may assign its rights without the other's prior written consent, except that the Purchaser may assign to any member of the Purchaser's group.

10.6 **Entire Agreement**. This Agreement (together with its Schedules) constitutes the entire agreement between the Parties and supersedes the MOU (except as expressly preserved by Clause 1.6) and all prior agreements relating to its subject matter. No amendment is effective unless in writing and signed by all Parties.

10.7 **Governing Law and Dispute Resolution**. This Agreement is governed by the laws of Singapore. Any dispute shall be referred to and finally resolved by arbitration administered by SIAC in accordance with its rules in force at the time of the arbitration. The seat of arbitration shall be Singapore and the language shall be English.

10.8 **Costs**. The Vendor shall bear costs relating to the sale of the Sale Shares, including notarial fees, stamp duty and transfer taxes. The Purchaser shall bear costs relating to the purchase and the Due Diligence Reviews. Costs of the Post-Completion Audit shall be borne by the Purchaser. If any withholding or deduction is required by applicable law, the Vendor shall gross up payments so the Purchaser receives the full net amount.

10.9 **Severability**. If any provision of this Agreement is held illegal, invalid or unenforceable, it shall be modified to the minimum extent necessary to make it legal, valid and enforceable. If modification is not possible, that provision shall be severed without affecting the remaining provisions.

10.10 **Counterparts**. This Agreement may be executed in counterparts, each of which when executed shall constitute an original. All counterparts together constitute one instrument.

10.11 **Time of the Essence.** All dates and periods in this Agreement are of the essence, subject to any written extension agreed by the Parties.

10.12 **Legal Advice.** Each Party confirms it has received independent legal advice and agrees the provisions of this Agreement are fair and reasonable.

This Agreement has been entered into on the date stated at the beginning.

VENDORS

SIGNED by

DATO' LING TIUNG LENG
NRIC: 650517-13-5413

DATO' LING TIUNG LENG

PURCHASER

SIGNED by

Siaw Tung Yeng
for and on behalf of

MOBILE-HEALTH NETWORK SOLUTIONS

Mobile-health Network Solutions Co. Reg. CT-313720

Designation: Director

ACKNOWLEDGED by the COMPANY

SIGNED by

Dato' Ling Tiung Leng
for and on behalf of

PP GRID SDN. BHD.

PP Grid Sdn. Bhd. (840602-A)

Designation: Executive Director

SCHEDULE 1 — TARGET GROUP PARTICULARS AND ACCOUNT PAYABLES

Details of the Target Group Companies

Part 1 — PP Grid Sdn. Bhd.

Name:	**PP GRID SDN. BHD.**		
Date of Incorporation:	03- Dec -2008		
Place of Incorporation:	Malaysia		
Registration Number:	200801039254 (840602-A)		
Registered Office:	19B, Jalan Tapah, Off Jalan Goh Hock Huat, Klang, Selangor, 41400		
Directors:	Ling Tiung Leng, Dato		
Secretary:	Lee Chia Nee, Tan Shi Yun		
Issued and Paid-up Capital:	RM 5,000,000		
Registered Shareholder(s):	**Name** Ling Tiung Leng, Dato	**No. of Shares** 5,000,000	**Holding** 100%

Part 2 — IRIX Properties Sdn. Bhd.

Name:	**IRIX PROPERTIES SDN. BHD.**
Date of Incorporation:	29-May-2019
Place of Incorporation:	Malaysia
Registration Number:	201901019219 (1328548-X)
Registered Office:	RCW Corporate, No. 1 Jalan Tun Jugah, Level 3 (2nd Floor), Lot 12292-2-2, Block 16, Kuching, Sarawak, 93350
Directors:	Sng Wei Kai, Dato Ling Tiung Leng, Liaw Soon Loo
Secretary:	Chen Hock Eng, Anny Ho Ann Ni
Issued and Paid-up Capital:	RM 1,000

Part 3 — Account Payables

NA

Part 4 — Material Licences, Consents and Permits

NA

SCHEDULE 2 — WARRANTIES GIVEN BY THE VENDOR AND THE COMPANY

1. Corporate

1.1 The Vendor is the sole legal and beneficial owner of the Sale Shares, free from all Encumbrances.

1.2 The Sale Shares have been properly and validly issued and are fully paid.

1.3 The Sale Shares constitute 100% of the issued share capital of the Company.

1.4 No Target Group Company has outstanding securities, options, Equity Pledge Agreement, warrants or other obligations to issue securities, and no agreement entitles any third party to profits or returns of any Target Group Company.

1.5 The constitutional documents and statutory registers of each Target Group Company are up-to-date, accurate and maintained in accordance with applicable law.

2. Accounts and Financial

2.1 The Audited Financial Statements have been prepared in accordance with applicable law and give a true and fair view of the Target Group's financial position for the relevant periods.

2.2 The Financial Statements and Balance Sheet have been prepared in good faith and do not materially misstate the assets, liabilities, profits or losses of the Target Group.

2.3 Since the Balance Sheet date: no material adverse change in the Target Group's financial position has occurred; business has been carried on in the ordinary course; no dividends have been declared outside the ordinary course; and no money has been borrowed outside the ordinary course.

2.4 The Financial Statements make full provision for actual liabilities and proper provision for contingent liabilities, bad debts, depreciation and amortisation.

2.5 No Target Group Company has outstanding loan capital, nor has it factored or securitised receivables, nor engaged in off-balance-sheet financing.

3. Assets and Properties

3.1 All material assets of the Target Group are legally and beneficially owned free from Encumbrances (save for those arising by operation of law in the ordinary course), are sufficient for the Target Group to operate and fulfil its obligations, and are insured against fire and other material risks.

3.2 True and accurate details of all properties owned or leased by the Target Group are disclosed in the due diligence data room. There are no material outstanding disputes as to the use of any property.

4. Contracts and Employment

4.1 No Target Group Company is party to any material contract outside the ordinary course of business or not on arm's-length terms. All material contracts are valid, binding and have been complied with in all material respects. No termination notice has been received.

4.2 Each Target Group Company has complied with all applicable employment laws. No material employment claims are pending or threatened. Key Employee contracts have been disclosed to the Purchaser.

5. Legal Compliance and Litigation

5.1 Each Target Group Company holds all material licences, consents, permits and authorisations necessary to carry on its business, all valid and subsisting.

5.2 Each Target Group Company is conducting its business in material compliance with all applicable laws and regulations.

5.3 No Target Group Company is involved in any material litigation, arbitration or regulatory investigation, and no such proceedings are pending or threatened.

6. Tax

6.1 All tax returns of each Target Group Company have been duly filed on a proper basis and are correct. All taxes due have been paid on time. No Target Group Company is subject to any material tax dispute.

6.2 No Target Group Company has received notice of any material fine, penalty or interest from any tax authority.

7. Authority and Insolvency

7.1 The Vendor has the legal right and full power and authority to enter into and perform this Agreement. The documents to be executed by the Vendor will constitute valid and binding obligations.

7.2 No Target Group Company is insolvent, unable to pay its debts as they fall due, or subject to any winding-up, bankruptcy or insolvency proceedings.

SCHEDULE 3 — LIMITATIONS ON LIABILITY, INDEMNITY PROCEDURES AND CLAWBACK

1. Minimum Claim Threshold

The Vendor shall not be liable for any individual claim (or series of claims from substantially identical facts) where the liability does not exceed US$5,000.

2. Maximum Liability Cap

The Vendor's aggregate liability for all claims under this Agreement shall not exceed 100% of the Purchase Consideration paid by the Purchaser.

3. Remedied Breach

If the matter giving rise to a claim is capable of remedy, the Vendor shall have no liability if it is remedied within 30 Business Days of the Purchaser's written notice.

4. Exclusions

The Vendor shall not be liable for losses arising from: (a) any matter done at the written request or with the written approval of the Purchaser; (b) any act or omission of the Purchaser or Target Group after Completion; (c) any change in law, regulation or generally accepted interpretation thereof after the date of this Agreement; or (d) any change in accounting or tax policy introduced after Completion.

5. Mitigation

The Purchaser shall take all reasonable steps to avoid or mitigate any losses that might give rise to a liability under this Agreement.

6. Third-Party Recovery

If the Purchaser recovers (or is entitled to recover) from a third party a sum in respect of the same loss that is the subject of a claim, the Purchaser shall first exhaust reasonable recovery from that third party. If the Vendor has already paid the claim, the Vendor shall be subrogated to the Purchaser's recovery rights, or the Purchaser shall account to the Vendor for any amount recovered (less costs and applicable tax).

7. Fraud

None of the limitations in this Schedule 3 shall apply to any claim arising from or increased by fraud, wilful misconduct or wilful concealment by the Vendor.

SCHEDULE 4 — NOTICES AND PARTICULARS OF PARTIES

All notices under this Agreement shall be in writing in English and delivered by hand, courier, registered post or email.

Purchaser

Address: 2 Venture Drive, #07-08 Vision Exchange, Singapore 608526

Email: aikhuat.leong@manadr.com

Attention: Richard Leong

Vendor

Address: 19B, Jalan Tapah, Off Jalan Goh Hock Huat, Klang, Selangor, 41400

Email: slingtl@gmail.com

Attention: Dato' Ling Tiung Leng (Stanley Ling)

A notice shall be deemed received: one (1) Business Day after posting by registered post; at time of delivery by hand or courier; or at time of transmission by email — provided that delivery after 6 p.m. on a Business Day is deemed received at 9 a.m. the next Business Day. A Party may update its notice details by written notice, effective five (5) Business Days after the notice of change.